EXHIBIT 99.1

Release:          February 8, 2019

CP update on Field, B.C. derailment

Calgary, AB – Canadian Pacific (TSX: CP) (NYSE: CP) continues to mourn the loss of its three professional railroaders, while cooperating fully with the Transportation Safety Board (TSB) in its ongoing investigation.

“Our thoughts and prayers are with the families, friends and colleagues of Dylan Paradis, Daniel Waldenberger-Bulmer and Andrew Dockrell,” said Keith Creel, CP president and CEO. “The CP team has been in close contact with the families and is providing both immediate and long-term support to them during this difficult time. We are also providing assistance and support to our employees across Canada and the U.S.”
In close collaboration with Transport Canada (TC), and upon completion of all necessary safety checks, CP re-opened its mainline through Field, B.C. midday on February 6.  While the TSB investigation is ongoing, CP has taken steps to further enhance safety by supplementing its existing protocols for trains on mountain grades across its network. CP will also fully comply with TC’s order relating to train securement.

In concert with Parks Canada and other agencies, CP crews and contractors continue to work diligently in challenging conditions to remove the damaged rail cars and equipment.

Given the ongoing TSB investigation, CP is unable to comment further at this time.

About Canadian Pacific
Canadian Pacific is a transcontinental railway in Canada and the United States with direct links to major ports on the west and east coasts. CP provides North American customers a competitive rail service with access to key markets in every corner of the globe. CP is growing with its customers, offering a suite of freight transportation services, logistics solutions and supply chain expertise. Visit cpr.ca to see the rail advantages of CP. CP-IR

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